Allstate Life Insurance Company

Supplement, dated April 7, 2011, to
the Allstate® Choice Plus Prospectus and
the Allstate® Value Reserve

This supplement amends certain disclosure contained in the above-referenced prospectus for certain annuity contracts issued by Allstate Life Insurance Company.

The following changes are made to your prospectus:

1)	All references to “ALFS, Inc” and “ALFS” are deleted and replaced with “Allstate Distributors, LLC.”

2)	The first paragraph of the “The Contract” section under the “More Information” heading in your prospectus is deleted and replaced with the following:

Distribution. Contingent on regulatory approval, ALFS, Inc (“ALFS”) is expected to merge into Allstate Distributors, LLC (“ADLLC”), effective April 29, 2011. At that time, ADLLC will assume the duties of ALFS. This change will have no effect on Allstate Life Insurance Company’s obligations to you under your Contract.

Contingent on regulatory approval, ADLLC serves as distributor of the securities registered herein. The securities offered herein are sold on a continuous basis, and there is no specific end date for the offering. ADLLC is a wholly owned subsidiary of Allstate Life Insurance Company. ADLLC is a registered broker dealer under the Financial Industry Regulatory Authority. ADLLC is not required to sell any specific number or dollar amount of securities, but will use its best efforts to sell the securities offered.

For future reference, please keep this supplement together with your prospectus.